Exhibit 15.4

CONSENT OF QUALIFIED PERSON

To:	U.S. Securities and Exchange Commission

Re:	Annual Report on Form 20-F of Nova Minerals Limited (the “Company”)

I, Vannu Khounphakdee, P.Geo of Nova Minerals Limited, in connection with the Company’s annual report on Form 20-F (and any amendments or supplements and/or exhibits thereto, the “Annual Report”), consent to:

●	the public filing by the Company and use of the technical report titled “SK-1300 Initial Assessment Technical Report Summary for the Estelle Gold Project Alaska, USA” (the “Technical Report”), with an effective date of January 31, 2024 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Annual Report;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Annual Report and any such Technical Report; and

●	any extracts from or a summary of the Technical Report in the Annual Report and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Annual Report.

Vannu Khounphakdee, a Professional Geologist, served as a qualified person as defined in S-K 1300 for Section 9 of the Technical Report. I am responsible for authoring, and this consent pertains to, the related sections as discussed above of the Technical Report. I certify that I have read the Annual Report and that both fairly and accurately represent the information in the sections of the Technical Report for which I am responsible.

Dated: October 29, 2024

/s/ Vannu Krounphakdee
Vannu Khounphakdee